UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2008

FLEXTRONICS INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore (State or other jurisdiction of incorporation)	0-23354 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore (Address of principal executive offices)	018989 (Zip Code)
Registrant’s telephone number, including area code: (65) 6890-7188
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)  Executive Compensation
Compensation for Werner Widmann (Named Executive Officer)
     On April 30, 2008, the Board approved an annual base salary for Mr. Widmann, President of the Company’s Multek division, of $485,000 for fiscal 2009. In addition, Mr. Widmann will participate in the Company’s annual incentive bonus plan.
Annual Incentive Bonus Plan for Fiscal 2009
     On April 30, 2008, the Board approved the Company’s annual incentive bonus plan for fiscal 2009. The plan provides its executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-established performance goals. The plan allocates 50% of the bonus opportunity to achievement of annual targets and 50% to achievement of quarterly targets, provided that if one or more quarterly targets are not met, the executive may recoup the missed quarterly bonus if the annual target is achieved. Performance goals under the plan will be: year-over-year quarterly and annual earnings per share growth, revenue growth, profit after interest growth and SG&A reduction targets at the Company level, and year-over-year quarterly and annual revenue growth targets at the business unit level for certain executives.
     Under the annual incentive bonus plan, award opportunities are set at various percentages of base salary based on achievement of the performance measures described above. If the Company fails to achieve the threshold level, no bonus is awarded. For purposes of determining achievement of targets, the annual bonus plan uses adjusted, non-GAAP diluted earnings per share and non-GAAP profit after interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.
Date: May 6, 2008	By:	/s/ Thomas J. Smach
		Name:	Thomas J. Smach
		Title:	Chief Financial Officer